Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2018 Financial Results

ARLINGTON, VA, February 19, 2019 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $26.5 million, or $0.87 per diluted common share, loss before income taxes attributable to common shareholders of $60.1 million, or $1.98 per diluted common share, and non-GAAP core operating income of $13.4 million, or $0.44 per diluted common share, for the quarter ended December 31, 2018.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Fourth Quarter 2018 Financial Highlights

•	$0.87 per diluted common share of GAAP net loss
o	Includes a $1.11 per diluted common share deferred income tax benefit
•	$1.98 per diluted common share of GAAP pre-tax loss
•	$0.44 per diluted common share of non-GAAP core operating income
•	$8.71 per common share of book value
o	$9.22 per common share of book value as of January 31, 2019
•	$0.375 per common share dividend
•	Announced plan to elect to be taxed as a real estate investment trust (“REIT”) commencing with the taxable year ending December 31, 2019

Full Year 2018 Financial Highlights

•	$3.18 per diluted common share of GAAP net loss
o	Includes a $0.03 per diluted common share deferred income tax provision
•	$3.15 per diluted common share of GAAP pre-tax loss
•	$2.06 per diluted common share of non-GAAP core operating income
•	$1.675 per common share dividend

“Volatile market conditions driven by a strong risk off sentiment in the fourth quarter caused significant widening of spreads across fixed income products, including agency mortgage-backed securities (“MBS”),” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “These conditions have given way to a meaningfully more favorable environment in early 2019, marked by improved book value, a more benign Federal Reserve outlook, new investments with solid mid-teens returns and ample funding availability, all of which bode well for future long-term returns and make us optimistic about opportunities going forward.”

Other Fourth Quarter Highlights

As of December 31, 2018, the Company’s agency MBS investment portfolio totaled $3,982 million in fair value, consisting solely of specified agency MBS.  As of December 31, 2018, the Company did not have any net long to-be-announced (“TBA”) agency MBS positions.  As of December 31, 2018, the Company’s $3,982 million agency MBS investment portfolio was comprised of the following:

•	$335 million of 3.5% coupon 30-year agency MBS
•	$2,149 million of 4.0% coupon 30-year agency MBS

•	$1,498 million of 4.5% coupon 30-year agency MBS

As of December 31, 2018, the Company’s $3,982 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.70 and a weighted average market price of $102.98.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately three-fifths of a percentage point as of December 31, 2018, compared to two-fifths of a percentage point as of September 30, 2018.  As of January 31, 2019, the Company’s agency MBS portfolio totaled $4,279 million in fair value, consisting of $3,640 million of specified agency MBS and $639 million of net long TBA agency MBS.

As of December 31, 2018, the Company had $3,722 million of repurchase agreements outstanding with a weighted average rate of 2.72% and remaining weighted average maturity of 17 days secured by an aggregate of $3,931 million of agency MBS at fair value.  As of January 31, 2019, the weighted average rate of the Company’s repurchase agreements outstanding had declined to 2.65%.

GAAP net interest income was $10.6 million for the fourth quarter of 2018 compared to $10.3 million for the third quarter of 2018, including the amortization of the Company’s net premium on its agency MBS of $7.2 million for the fourth quarter of 2018 compared to $8.4 million for the third quarter of 2018.  The Company’s weighted average yield on its agency MBS was 3.30% for the fourth quarter of 2018 compared to 3.11% for the third quarter of 2018, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.25% for the fourth quarter of 2018 compared to 10.66% for the third quarter of 2018.  The Company’s weighted average cost of repurchase agreement funding was 2.43% during the fourth quarter of 2018 compared to 2.17% during the third quarter of 2018.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of December 31, 2018, the Company had $3,100 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 2.07% and a remaining weighted average maturity of 6.6 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.33% during the fourth quarter of 2018 compared to 0.30% during the third quarter of 2018.

In addition to interest rate swap agreements, the Company held $320 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures as of December 31, 2018 that were purchased during the fourth quarter of 2018 when the 10-year U.S. Treasury rate was 3.01%.  As of December 31, 2018, the total notional amount of the Company’s interest rate hedges consisting of interest rate swaps and U.S. Treasury note futures was 92% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of negative 1.1 years.

The Company reported TBA dollar roll income of $2.9 million for the fourth quarter of 2018 compared to $4.6 million for the third quarter of 2018.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 1.66% for the fourth quarter of 2018 compared to 1.86% for the third quarter of 2018.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Economic net interest income was $15.9 million for the fourth quarter of 2018 compared to $17.2 million for the third quarter of 2018.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains on our investment portfolio of $29.3 million for the fourth quarter of 2018. On our related interest rate hedging instruments, the Company had net investment losses of $103.5 million, excluding interest rate swap net interest income. This results in a net investment loss on our hedged investment portfolio of $74.2 million, or $2.44 per diluted common share, for the fourth quarter of 2018.

Total general and administrative expenses were $1.7 million for the fourth quarter of 2018 compared to $4.0 million for the third quarter of 2018, a decline of 58%.  Total general and administrative expenses were $13.4 million for full year 2018 compared to $18.6 million for full year 2017, a decline of 28%.  The decline in total general and administrative expenses was driven primarily by lower compensation and benefits expenses due to lower annual short-term cash incentive compensation and lower long-term performance-based stock compensation.   Compensation and benefits expenses were $0.4 million for the fourth quarter of 2018 compared to $2.8 million for the third quarter of 2018, a decline of 86%.  Compensation and benefits expenses were $8.3 million for full year 2018 compared to $13.2 million for full year 2017, a decline of 37%.  Other general and administrative expenses were $5.0 million for full year 2018 compared to $5.4 million for full year 2017, a decline of 7%.

Election to be Taxed as a REIT

On December 27, 2018, the Company’s Board of Directors approved a plan for the Company to elect to be taxed and to operate in a manner that will allow the Company to qualify as a REIT for U.S. federal income tax purposes commencing with the Company’s taxable year ending December 31, 2019.  For taxable years ending December 31, 2018 and prior, the Company was subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  With the expectation that the Company would utilize its net operating loss (“NOL”) carryforwards as a C Corporation in 2019, the Board of Directors believes that the Company’s plan to elect to be taxed as a REIT is the best long-term tax structure for both the Company and its shareholders.  As a result of its announcement that it expects to be taxed as a REIT beginning January 1, 2019, the Company’s deferred tax assets and liabilities were eliminated as of December 31, 2018.

As a REIT, the Company can continue to utilize its NOL and net capital loss (“NCL”) carryforwards to reduce its taxable income and therefore its REIT distribution requirements.  As of December 31, 2018, the Company estimated its NOL carryforward at $14.5 million that expires in 2028 and its NCL carryforward at $424.2 million that begins to expire in 2019.  In addition, the Company had an alternative minimum tax (“AMT”) credit carryforward of $9.1 million as of December 31, 2018 that does not expire.  The AMT credit carryforward can be realized as either a cash refund or as an offset to future regular tax liabilities or a combination of both.  The Company’s estimated loss and tax credit carryforwards as of December 31, 2018 are subject to potential adjustments up to the time of filing the Company’s income tax returns.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.375 per share for the fourth quarter of 2018.  The distribution was paid on January 31, 2019 to shareholders of record as of December 31, 2018.  The Company’s Board of Directors also approved a distribution to its Series B preferred shareholders of $0.4375 per share for the fourth quarter of 2018.  The distribution was paid on December 31, 2018 to shareholders of record as of December 12, 2018.

The tax characterization of the Company’s distributions to shareholders is determined and reported to shareholders on Form 1099-DIV after the end of the calendar year.  The Company has also announced the tax characteristics of the distributions paid to its common and preferred shareholders in calendar year 2018.  The Company’s distributions paid to common shareholders in 2018 of $1.85 per share were all a return of capital.  The Company’s distributions paid to its Series B preferred shareholders in 2018 of $1.75 per share were also all a return of capital.  Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.  The fourth quarter 2018 distribution to the Company’s common shareholders paid in January 2019 will be reported as a 2019 distribution for federal income tax purposes.

Commencing with its taxable year ending December 31, 2019, the Company intends to elect and operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Tuesday, February 19, 2019 to discuss the Company’s fourth quarter 2018 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a REIT that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election) and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2018	September 30, 2018
ASSETS
Cash and cash equivalents	$26,713	$32,199
Interest receivable	13,349	14,818
Mortgage-backed securities, at fair value
Agency	3,982,106	4,399,466
Private-label	24	37
Derivative assets, at fair value	438	91
Deposits, net	61,052	73,966
Other assets	15,768	15,835
Total assets	$4,099,450	$4,536,412
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,721,629	$4,092,251
Interest payable	4,646	4,241
Accrued compensation and benefits	3,732	3,665
Dividend payable	11,736	12,723
Derivative liabilities, at fair value	6,959	3,431
Deferred tax liabilities, net	—	33,639
Other liabilities	2,200	1,724
Long-term unsecured debt	74,104	74,048
Total liabilities	3,825,006	4,225,722
Equity:
Preferred stock (liquidation preference of $8,765 and $8,654, respectively)	8,245	8,138
Common stock	305	303
Additional paid-in capital	1,997,876	1,997,281
Accumulated deficit	(1,731,982)	(1,695,032)
Total equity	274,444	310,690
Total liabilities and equity	$4,099,450	$4,536,412
Book value per common share (1)	$8.71	$9.95
Tangible book value per common share (2)	$8.71	$11.06
Common shares outstanding (in thousands) (3)	30,516	30,364

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the preferred stock liquidation preference less net deferred tax assets plus net deferred tax liabilities divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended	Three Months Ended
	December 31, 2018	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Interest income
Agency mortgage-backed securities	$130,258	$36,914	$32,679	$29,940	$30,725
Private-label mortgage-backed securities	20	4	2	10	4
Other	675	256	183	105	131
Total interest income	130,953	37,174	32,864	30,055	30,860
Interest expense
Short-term secured debt	79,812	25,286	21,265	17,936	15,325
Long-term unsecured debt	5,013	1,264	1,261	1,257	1,231
Total interest expense	84,825	26,550	22,526	19,193	16,556
Net interest income	46,128	10,624	10,338	10,862	14,304
Investment loss, net
(Loss) gain on trading investments, net	(114,522)	32,591	(37,878)	(20,892)	(88,343)
(Loss) gain from derivative instruments, net	(9,657)	(101,483)	35,620	16,052	40,154
Other, net	357	(18)	1	324	50
Total investment loss, net	(123,822)	(68,910)	(2,257)	(4,516)	(48,139)
General and administrative expenses
Compensation and benefits	8,329	395	2,833	2,061	3,040
Other general and administrative expenses	5,041	1,263	1,121	1,400	1,257
Total general and administrative expenses	13,370	1,658	3,954	3,461	4,297
(Loss) income before income taxes	(91,064)	(59,944)	4,127	2,885	(38,132)
Income tax provision (benefit)	733	(33,639)	9,628	6,493	18,251
Net loss	(91,797)	(26,305)	(5,501)	(3,608)	(56,383)
Dividend on preferred stock	(590)	(153)	(151)	(149)	(137)
Net loss attributable to common stock	$(92,387)	$(26,458)	$(5,652)	$(3,757)	$(56,520)
Basic loss per common share	$(3.18)	$(0.87)	$(0.19)	$(0.13)	$(2.00)
Diluted loss per common share	$(3.18)	$(0.87)	$(0.19)	$(0.13)	$(2.00)
Weighted average common shares outstanding (in thousands)
Basic	29,052	30,392	29,382	28,210	28,197
Diluted	29,052	30,392	29,382	28,210	28,197

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters and for the year ended December 31, 2018 (unaudited, amounts in thousands, except per share amounts):

	Year Ended	Three Months Ended
	December 31, 2018	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP net interest income	$46,128	$10,624	$10,338	$10,862	$14,304
TBA dollar roll income	20,929	2,940	4,604	6,742	6,643
Interest rate swap net interest income (expense)	6,266	2,304	2,295	2,483	(816)
Economic net interest income	73,323	15,868	17,237	20,087	20,131
Core general and administrative expenses	(12,534)	(2,324)	(3,202)	(3,162)	(3,846)
Preferred stock dividend	(590)	(153)	(151)	(149)	(137)
Non-GAAP core operating income	$60,199	$13,391	$13,884	$16,776	$16,148

Non-GAAP core operating income per diluted common share	$2.06	$0.44	$0.47	$0.59	$0.57
Weighted average diluted common shares outstanding	29,269	30,437	29,718	28,463	28,430

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters and for the year ended December 31, 2018 (unaudited, amounts in thousands):

	Year Ended	Three Months Ended
	December 31, 2018	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP (loss) income before income taxes	$(91,064)	$(59,944)	$4,127	$2,885	$(38,132)
Add (less):
Total investment loss, net	123,822	68,910	2,257	4,516	48,139
Stock-based compensation expense	836	(666)	752	299	451
Preferred stock dividend	(590)	(153)	(151)	(149)	(137)
Add back:
TBA dollar roll income	20,929	2,940	4,604	6,742	6,643
Interest rate swap net interest income (expense)	6,266	2,304	2,295	2,483	(816)
Non-GAAP core operating income	$60,199	$13,391	$13,884	$16,776	$16,148

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2018 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,982,106
Net long agency TBA position	—
Total	$3,982,106

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$334,614	$6,396	$341,010	$(5,830)	$335,180	$100.17	3.50%	8.0
4.0%	2,096,002	100,805	2,196,807	(48,257)	2,148,550	102.51	4.00%	7.3
4.5%	1,436,241	74,566	1,510,807	(12,446)	1,498,361	104.33	4.50%	6.5
5.5%	14	—	14	1	15	107.59	5.50%	5.7
Total/weighted-average	$3,866,871	$181,767	$4,048,638	$(66,532)	$3,982,106	$102.98	4.14%	7.1

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
5.0% 30-year MBS purchase commitments	$100,000	$103,750	$104,047	$297
5.0% 30-year MBS sale commitments	(100,000)	(104,188)	(104,047)	141
Total TBA commitments, net	$—	$(438)	$—	$438

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,050,000	1.53%	2.60%	1.07%	1.5	$(152)
3 to less than 7 years	325,000	2.00%	2.73%	0.73%	4.4	(432)
7 to less than 10 years	1,600,000	2.35%	2.70%	0.35%	8.5	(4,572)
10 or more years	125,000	3.02%	2.66%	(0.36)%	29.6	(553)
Total / weighted-average	$3,100,000	2.07%	2.67%	0.60%	6.6	$(5,709)

U.S. Treasury Note Futures:

	Maturity Date	Notional Amount	Net Fair Value
10-year U.S. Treasury note futures	March 2019	$320,000	$(1,250)